Exhibit 2

PROMISSORY NOTE (SECURED)

$1,591,200	May 4, 2009
Montgomery County, Maryland

Promise to Pay.  For value received, THE AHNS 2009 DESCENDANTS TRUST, an inter vivos trust created under the laws of the State of Maryland, JENNY SONG (or her successor(s)-in-interest), Trustee (the “Borrower”) unconditionally and without set-off promises to pay to the order of the CHANG-HO AHN (the “Lender”), the principal sum of One Million Five Hundred Ninety-One Thousand Two Hundred & 00/100 Dollars ($1,591,200.00), with interest thereon from the date of this Note until paid in full at the yearly rate of 3.46%, compounded annually, payable as follows:

Payments of interest and principal shall be made over a ten (10) year period with consecutive annual payments being due beginning April 1, 2010, and continuing on April 1st of each year thereafter through April 1, 2019 (the “Maturity Date”).  Each annual payment shall be in the amount of One Hundred Ninety Thousand Nine Hundred Forty-Two and 52/100 Dollars ($190,942.52).

All payments received hereunder shall be applied first to collection expenses incurred by the Lender, then to accrued but unpaid interest, and the balance, if any, to principal.  All payments hereunder may be payable by means of cash, electronic bank transfer or a valid and good check made payable to Lender. Notwithstanding any other provision of this Note to the contrary, the interest rate provided herein and all calculations of interest under this Note shall be made, and the provisions of this Note consistently construed and interpreted, with the intention that this Note provide for adequate stated interest computed at the “applicable federal rate” prescribed by Internal Revenue Code (“Code”) Section 1274 and the Treasury Regulations promulgated thereunder so that the indebtedness evidenced by this Note is not considered a “below market loan” for purposes of Code Section 7872.

Prepayment.  Borrower may prepay all or any portion of the unpaid balance of this Note, provided that no partial prepayment shall postpone the Maturity Date of this Note or alter the amount of any remaining installments due under this Note.

Late Fees.  If any installment or payment due under this Note is not received by the Lender when due within seven (7) business days following the day on which such installment or payment is due under this Note, then Borrower shall pay to Lender, in addition to the amount of such delinquent installment, a late fee of five percent (5%) of such delinquent installment.  The Lender’s acceptance of any late fee from Borrower shall not be construed as a waiver of Lender’s right to insist on timely payments from Borrower in the future.

Costs.  Borrower promises to pay all costs incurred by Lender in the collection or enforcement of this Note and any documents which are security for the obligation represented hereby, whether or not suit is filed hereon, including but not limited to attorneys’ fees equal to fifteen percent (15%) of the total amount due and owing under this Note if referred to an attorney for collection.  Such costs of collection shall include, but not be limited to, all reasonable costs and expenses incurred in connection with the protection of or realization upon any collateral securing this Note or for the enforcement of any guaranty hereof.

Default.  Borrower shall be in default under this Note for all purposes on the occurrence of any of the following: (a) failure to pay when due any installment under this Note, provided Borrower shall have a period of ten (10) days from the date of its receipt of notice from Lender advising of such nonpayment to cure same (provided that after two such failures in any twelve month period notice of nonpayment shall not be required and such ten (10) day grace period shall not apply); (b) the existence of any event of default (following expiration of any applicable period allowed for cure) under the terms of any of the Security Documents (as hereafter defined); or (c) Borrower (i) admitting in writing insolvency or inability to pay its debts as they mature, (ii) making a general assignment for the benefit of creditors, (iii) commencing a case under or otherwise seeking to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law, statute or proceeding, (iv) taking or omitting to take any act indicating its consent to, approval of or acquiescence in any such proceeding or the appointment of any receiver of or trustee for it or a substantial part of its property, or suffering any such receivership, trusteeship or proceeding to continue undismissed for a period of sixty (60) days, or (v) becoming a debtor in any case under any chapter of the United States Bankruptcy Code.

Remedies.  Upon the occurrence of any event of default, the Lender, at Lender’s sole option, may accelerate the due date of and declare the unpaid balance of this Note to be immediately due and payable without notice.   All remedies granted to Lender hereunder, the Security Documents or by law, shall be deemed cumulative.

No Waiver.  The delay or failure of Lender to exercise Lender’s option to accelerate this Note or any other option or remedy granted to Lender hereunder, under any of the Security Documents, or by law, in any one or more instances, or the acceptance by Lender of partial payments or partial performance, shall not constitute a waiver of any default by Borrower, and all such options and remedies shall remain continuously in force.  The authorities contained herein are deemed coupled with an interest and are irrevocable by Borrower.

Liability of Parties.  Borrower and all others who may become liable as makers, endorsers, guarantors or accommodation parties for all or any part of this Note agree hereby to be jointly and severally bound, and jointly and severally (a) waive any and all lack of diligence or delays in the collection or enforcement hereof; (b) expressly consent to the release or substitution of any of the collateral securing this Note or any party liable hereunder; (c) expressly consent to any extension of time for payment of this Note and any other indulgence or forbearance by Lender; (d) waive presentation, demand of payment, dishonor or protest and notice of same; and (e) WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE THE TERMS OF THIS NOTE.   Any such extension, release, substitution, indulgence, or forbearance may be made without notice to any party and without in any way affecting the personal liability of any party liable hereon.

Notwithstanding the foregoing, no trustee or similar fiduciary of the trust designated as the Borrower under this Note shall have any personal liability for this obligation, it being intended that such trust alone as the Borrower shall be personally liable under this Note.

Notice.  Any notice to Borrower where provided for in this Note shall be in writing and shall be deemed to have been duly given (a) on the date of personal delivery, or (b) three (3) business days after the date of deposit with the U.S. Postal Service, postage prepaid, if sent by certified or registered mail, return receipt requested, or (c) one business day after being sent, if sent by nationally recognized overnight courier service, or (d) on the date of electronic transmission or facsimile transmission; in each case, addressed as follows or to such other person or address as either party shall designate by notice to the other party in accordance herewith.  Notwithstanding anything to the contrary, all notices and demands for payment from Lender actually received in writing by Borrower shall be considered to be effective upon the receipt thereof by Borrower regardless of the procedure or method utilized to accomplish delivery thereof to Borrower.

Purposes.  Borrower hereby represents, warrants and certifies to the Lender (and any subsequent holder or taker of this Note) that the indebtedness evidenced by this Note is being obtained exclusively for business or investment purposes (as such terms are defined in Title Twelve of the Commercial Law Article of the Maryland Annotated Code, as amended to date) and not for any family, household or personal purpose,  all proceeds of such indebtedness will be used solely in connection with such business or investment purpose, and that no portion of the proceeds of such indebtedness will be used for the purchase of registered equity securities within the purview of Regulation “U” issued by the Board of Governors of the Federal Reserve System.

Other Documents. This Note arises out of a sale of shares of publicly held stock under a transfer agreement dated even date herewith between the Lender, as the seller, and the Borrower, as the purchaser.

Security.  This Note is secured by a security agreement by Borrower as the debtor in favor of the Lender as the secured party, which together with any amendments or modifications thereto, as well as any other instrument or document hereafter executed evidencing, securing and/or guarantying this Note, in whole or in part, are sometimes collectively called the “Security Documents,” and is not subject to any defense, claim, set off or discount of any kind whatsoever.  Reference is made to the Security Documents for a description of any collateral and the rights of the Lender of this Note in respect of such security.

Choice of Law; Forum Selection; Consent to Jurisdiction. This Note is executed and delivered in, and shall be governed by, construed and interpreted in accordance with the laws of, the State of Maryland (excluding the choice of law rules thereof). Borrower hereby (a) agrees that all disputes and matters whatsoever arising under, in connection with, or incident to this Note shall be litigated, if at all, in and before a court located in the State of Maryland to the exclusion of the courts of any other state or country, and (b) irrevocably submits to the non-exclusive jurisdiction of any state or federal court sitting in the State of Maryland in any action or proceeding arising out of or relating to this Note, and hereby irrevocably waives any objection to the laying of venue of any such action or proceeding in any such court and any claim that any such action or proceeding has been brought in an inconvenient forum. A final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

Miscellaneous.  This Note shall be binding upon the Borrower and the Borrower’s successors, and shall inure to the benefit of the Lender, its successors and assigns and any other subsequent taker or holder of this Note.  Any modification to this Note shall be in writing and signed by the Lender and Borrower.  In the event that any particular provision contained herein is determined to be invalid, whether in whole or in part, the remaining provisions hereof otherwise valid and any partially valid provision to the extent valid or enforceable shall continue in full force and effect.  Time is and shall be of the essence under this Note.  Any reference herein to the singular shall include the plural, any reference to the masculine shall include the feminine gender, and any reference to “it” shall include “his” or “hers” or vice versa, as the case may be.   If the original of this Note is lost, misplaced or otherwise cannot be located by the Lender (or any subsequent holder or taker of this Note), then a true and correct photocopy of the original of this Note shall be sufficient evidence of this obligation, the indebtedness evidenced hereby and terms of repayment to the fullest extent permitted by law.

IN WITNESS WHEREOF, the undersigned, with full power to do so, has caused these presents to be executed and sealed on the date first above written.

BORROWER:

THE AHNS 2009 DESCENDANTS TRUST, u/a/d April 29, 2009

/s/ Jenny Song	(SEAL)
by: JENNY SONG, Trustee